EXHIBIT 99.1
Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

ACS Investors:	ACS Media:
Kirsten Chapman / David Barnard, CFA	Meghan Stapleton
Lippert/Heilshorn & Associates	Director, Corporate Communications
(415) 433-3777	(907) 297-3000
david@lhai-sf.com	meghan.stapleton@acsalaska.com
Alaska Communications Systems Announces Closing of Previously Announced
Sale of 10 Million Common Shares Held by Fox Paine & Company
ANCHORAGE, Alaska, December 7, 2005 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today announced the closing of the previously announced sale of 10.0 million shares of ACS’ common stock that were held entirely by affiliates of Fox Paine & Company, LLC, the selling stockholders. The transaction was priced at $10.00 per share, and ACS did not receive any proceeds from the sale of these shares. In addition, the selling stockholders granted the underwriter a 30-day option from the pricing date of December 1, 2005, to purchase up to an additional 1.5 million shares to cover over-allotments.
Banc of America Securities LLC is acting as sole manager of this offering. Copies of the final prospectus supplement relating to this offering may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001.
The shares of common stock are being offered under the ACS registration statement on Form S-3 that was declared effective on January 11, 2005 by the Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
About Alaska Communications Systems
ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.
Safe Harbor Statement
Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. For further information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2004 and the company’s Form 10-Q for the quarter ended September 30, 2005, and “Risk Factors” in the company’s current report on Form 8-K dated November 29, 2005. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.
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